Exhibit 99.1

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

April 20, 2006	36/06

Chittenden Corporation Reports Earnings, Increases Quarterly Dividend

Burlington, VT – Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended March 31, 2006 of $20.2 million, or $0.43 per diluted share, compared to $19.1 million or $0.41 per diluted share from the same period a year ago. Earnings for both periods reflect the Company’s adoption of Statement of Financial Accounting Standard No. 123-R, which mandates the expensing of stock options and other equity awards. Chittenden also announced an 11% increase in its quarterly dividend to $0.20 per share. The dividend will be paid on May 12, 2006 to shareholders of record on April 28, 2006.

FIRST QUARTER 2006 FINANCIAL HIGHLIGHTS

•	Earnings were 6% higher than the same period in 2005 driven by higher net interest income and strong expense control.

•	Total loans increased 10% from March 31, 2005 with strong growth in several commercial categories.

•	Total deposits experienced solid organic growth of 6.3% from March 31, 2005.

•	The Company’s tangible capital ratio was 7.02% at March 31, 2006, which was up 36 basis points from the first quarter of 2005.

In making the announcement, Perrault said, “I am pleased to announce these results for the first quarter, as we continue working diligently to manage our business through these volatile times. This performance is consistent with the quality results that have come to be expected by our stakeholders.”

ASSETS

Total assets increased 6% from a year ago to $6.5 billion at March 31, 2006. Total loans increased $420 million to $4.5 billion at March 31, 2006. The increases were attributable to continued growth across all loan categories, particularly in the commercial portfolios and municipal loans. The growth in C&I and commercial real estate loans was particularly strong in Vermont, New Hampshire and Massachusetts. In addition, financings for commercial customers were the primary drivers for the growth in the construction loan portfolio, which increased $79 million from March 31, 2005.

LIABILITIES

Total deposits increased $320 million from a year ago to $5.4 billion at March 31, 2006. The increase was driven primarily by the Company’s commercial and municipal customers, with higher levels of demand, CMA/money market, and CD deposits. Repurchase agreements and other borrowings at March 31, 2006 declined $4.1 million to $342 million from March 31, 2005.

NET INTEREST INCOME

Net interest income on a tax equivalent basis for the three months ended March 31, 2006 was $61.7 million, which was up $2.4 million or 4% from the same period a year ago. The Company’s net interest margin for the first quarter was 4.20%, a decrease of 10 basis points from the first quarter of 2005. The

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

decline in the net interest margin primarily related to higher funding costs driven by strong competition for both commercial and consumer deposits as well as the Federal Reserve increasing short-term interest rates.

NONINTEREST INCOME

Noninterest income was essentially flat from the same period a year ago at $17.6 million. Gains on sales of loans were $1.4 million for the first quarter of 2006 compared with $2.1 million in the first quarter of 2005. The decline was attributable to lower volumes of loans sold due to higher long-term market interest rates. Mortgage servicing income increased from the same period a year ago by $308,000 due to lower amortization of mortgage servicing rights. Insurance commissions also decreased from the first quarter of 2005 by $318,000 due to lower levels of performance based commissions. The increase in other noninterest income was primarily attributable to interest income on an Internal Revenue Service refund related to the Granite acquisition.

NONINTEREST EXPENSE

Noninterest expense was $46.4 million for the first quarter of 2006, an increase of $188,000 from the same period a year ago. The increase was primarily a result of higher salary expense, which was partially offset by lower employee benefits expense. The increase in salary expense primarily resulted from the adoption of SFAS 123-R, which requires companies to expense share-based payments. In the first quarter of 2006 the Company recognized $815,000 of share-based compensation in salary expense. The Company had no similar share based expense in the first quarter of 2005 since the Company did not grant any stock options during that period. The decrease in employee benefits expense from the first quarter of 2005 was due to lower medical / dental and pension expenses, which was partially offset by higher payroll taxes. In addition, the Company experienced a decrease in other noninterest expense, primarily due to lower consulting and telephone expenses, which were partially offset by higher marketing costs.

INCOME TAXES

The effective income tax rate for the first quarter of 2006 was 34.1%, compared with 34.8% for the comparable quarter in 2005. The decrease in the effective tax rate from the first quarter of 2005 was due to an increase in tax-exempt municipal loan interest and higher tax credits received on investments that generate rehabilitation and low income housing tax credits. The State of Vermont assesses a franchise tax on banks in lieu of an income tax. In the first quarter franchise taxes were reclassified for the current and prior periods to other noninterest expense based on recent accounting guidance. The franchise tax is assessed based on deposits and amounted to approximately $818,000 and $772,000 for the quarters ended March 31, 2006 and 2005, respectively.

CREDIT QUALITY

The provision for credit losses was $1.5 million for the first quarter of 2006 compared to $1.1 million for the similar quarter of last year. The increase from the comparable period in 2005 was driven by higher net charge-offs, and increased nonperforming assets. NPAs were $24.8 million at March 31, 2006, compared to $20.7 million at March 31, 2005. NPAs as a percentage of total loans at the end of the first quarter of 2006 were 55 basis points, which was up from 50 basis points in the first quarter of 2005. Net charge-offs as a percentage of average loans were 2 basis points for the first quarter of 2006, up from 1 basis point from the same quarter a year ago. Net charge-offs for the first quarter of 2006 totaled $891,000 compared with $295,000 for the first quarter of 2005. The increases in nonperforming assets and net charge-offs primarily relates to one commercial finance loan that was placed on non-accrual status in the first quarter of 2006. As a percentage of total loans, the allowance for credit losses was 1.38%, flat with year-end, and down from 1.45% at March 31, 2005.

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

EARNINGS CONFERENCE CALL

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on April 20, 2006 at 10:30 a.m. eastern time to discuss these earnings results. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed. Interested parties may access the conference call by calling 800-299-6183, passcode 25714312. International dial-in number is 617-801-9713. Participants are asked to call in a few minutes prior to the call to allow time for registration. Internet access to the call is also available (listen only) by clicking “webcasts” under the Investor Resources section of the Company’s website at http://www.chittendencorp.com. A replay of the call will be available through April 27, 2006 by calling 888-286-8010 (International dial number is 617-801-6888), passcode 10134707. A replay of the call will also be available on the Company’s website at the address above for an extended period of time.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

These differences may be the result of various factors, including changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities, competition and other risk factors.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2005. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

[1]	Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Trust Company also operates under the names Chittenden Bank, CHZ Services Group, Mortgage Service Center, and it owns Chittenden Insurance Group, LLC, and Chittenden Securities, LLC.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	3/31/06	12/31/05	3/31/05
Assets:

Cash and Cash Equivalents	$142,887	$180,707	$146,861

Securities Available For Sale	1,344,016	1,383,909	1,409,434
FRB / FHLB Stock	19,352	19,352	19,352
Loans Held For Sale	19,319	19,737	22,131

Loans:
Commercial & Industrial (C&I)	836,986	848,420	812,050
Municipal	172,443	160,357	98,128
Multi-Family	195,809	196,590	180,632
Commercial Real Estate	1,827,096	1,778,202	1,651,247
Construction	212,824	192,165	133,799
Residential Real Estate	731,798	737,462	712,133
Home Equity Credit Lines	316,355	316,465	297,649
Consumer	254,719	257,829	242,239

Total Loans	4,548,030	4,487,490	4,127,877
Less: Allowance for Loan Losses	(61,464)	(60,822)	(59,811)

Net Loans	4,486,566	4,426,668	4,068,066

Accrued Interest Receivable	32,772	32,621	28,443
Other Assets	93,673	93,377	74,841
Premises and Equipment, net	68,568	69,731	72,336
Mortgage Servicing Rights	13,966	13,741	12,074
Identified Intangibles	16,991	17,655	19,648
Goodwill	216,038	216,038	216,136

Total Assets	$6,454,148	$6,473,536	$6,089,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$929,718	$973,752	$881,954
Savings	489,944	489,734	514,215
NOW	906,934	861,000	898,720
CMAs/ Money Market	1,584,777	1,749,878	1,527,753
Certificates of Deposit less than $100,000	853,645	814,289	763,502
Certificates of Deposit $100,000 and Over	618,319	625,682	477,019

Total Deposits	5,383,337	5,514,335	5,063,163

Securities Sold Under Agreements to Repurchase	53,238	56,315	91,443
Other Borrowings	288,482	171,008	254,418
Accrued Expenses and Other Liabilities	59,295	60,488	54,721

Total Liabilities	5,784,352	5,802,146	5,463,745

Stockholders’ Equity:
Common Stock	50,235	50,220	50,207
Surplus	272,696	276,278	271,166
Retained Earnings	430,811	419,057	381,203
Treasury Stock, at cost	(64,189)	(60,801)	(68,233)
Accumulated Other Comprehensive Income	(25,216)	(18,968)	(13,747)
Directors Deferred Compensation to be Settled in Stock	5,459	5,604	4,996
Unearned Portion of Employee Restricted Stock	—	—	(15)

Total Stockholders’ Equity	669,796	671,390	625,577

Total Liabilities and Stockholders’ Equity	$6,454,148	$6,473,536	$6,089,322

Prior year amounts reflect the modified retrospective application of SFAS 123-R.

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended
	3/31/06	12/31/05	3/31/05
Interest Income:
Loans	$73,265	$71,834	$58,151
Investments	14,694	14,960	15,061

Total Interest Income	87,959	86,794	73,212

Interest Expense:
Deposits	23,065	20,904	11,268
Borrowings	3,898	2,857	2,959

Total Interest Expense	26,963	23,761	14,227

Net Interest Income	60,996	63,033	58,985
Provision for Credit Losses	1,533	1,354	1,075

Net Interest Income after Provision for Credit Losses	59,463	61,679	57,910

Noninterest Income:
Investment Management and Trust	5,153	5,047	4,971
Service Charges on Deposits	3,929	3,926	4,041
Mortgage Servicing	663	607	355
Gains on Sales of Loans, Net	1,370	2,301	2,131
Credit Card income, Net	1,192	1,193	975
Insurance Commissions, Net	2,046	1,134	2,364
Other	3,234	3,243	2,722

Total Noninterest Income	17,587	17,451	17,559

Noninterest Expense:
Salaries	22,917	21,659	21,676
Employee Benefits	5,752	5,717	6,479
Net Occupancy	6,150	5,900	6,326
Data Processing	971	951	775
Amortization of Intangibles	665	665	774
Other	9,945	11,097	10,182

Total Noninterest Expense	46,400	45,989	46,212

Income Before Income Taxes	30,650	33,141	29,257
Income Tax Expense	10,452	11,328	10,175

Net Income	$20,198	$21,813	$19,082

Basic Earnings Per Share	$0.43	$0.46	$0.41
Diluted Earnings Per Share	0.43	0.46	0.41
Dividends Per Share	0.18	0.18	0.18

Prior year amounts reflect the modified retrospective application of SFAS 123-R and the reclassification of franchise tax from income tax expense to other noninterest expense.

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	3/31/06	12/31/05	3/31/05
Selected Financial Ratios

Return on Average Tangible Equity [1]	18.92%	20.47%	19.94%
Return on Average Equity	12.21%	13.11%	12.30%
Return on Average Tangible Assets [1]	1.35%	1.43%	1.36%
Return on Average Assets	1.27%	1.35%	1.28%
Net Yield on Earning Assets	4.20%	4.30%	4.30%
Efficiency Ratio[1]	56.61%	54.37%	58.07%

Tangible Capital Ratio	7.02%	7.01%	6.66%
Leverage Ratio	9.38%	9.21%	8.79%
Tier 1 Capital Ratio	11.61%	11.23%	10.62%
Total Capital Ratio	12.82%	12.40%	11.81%

Common Share Data
Common Shares Outstanding	46,748	46,829	46,402
Weighted Average Shares Outstanding	46,804	46,690	46,385
Weighted Average and Common Equivalent Shares Outstanding	47,401	47,291	46,918

Book Value per Share	$14.33	$14.34	$13.48
Tangible Book Value per Share[1]	$9.34	$9.35	$8.40

Credit Quality Data
Nonperforming Assets (including OREO)	$24,844	$16,194	$20,692
90 days past due and still accruing	3,323	3,038	4,543

Total	$28,167	$19,232	$25,235
Nonperforming Assets to Loans Plus OREO	0.55%	0.36%	0.50%

Allowance for Loan Losses	$61,464	$60,822	$59,811

Reserve for Unfunded Commitments[2]	1,200	1,200	—

Allowance for Credit Losses	$62,664	$62,022	$59,811

Allowance for credit losses to Loans	1.38%	1.38%	1.45%
Allowance for credit losses to Loans (excluding Municipals)	1.43%	1.43%	1.48%
Allowance for credit losses to Nonperforming Loans	257.81%	392.06%	289.29%

Gross Charge-offs	$1,753	$1,840	$1,154
Gross Recoveries	862	1,040	859

Net Charge-offs	$891	$800	$295

Net Charge-offs to Average Loans	0.02%	0.02%	0.01%

QTD Average Balance Sheet Data
Securities	$1,391,413	$1,378,688	$1,450,210
Loans, Net	4,455,403	4,408,205	4,057,647
Earning Assets	5,915,366	5,895,121	5,568,124
Total Assets	6,430,410	6,418,971	6,068,272
Deposits	5,377,674	5,454,388	5,000,949
Borrowings	321,073	246,660	386,613
Stockholders’ Equity	671,058	660,353	629,371

Prior year amounts reflect the modified retrospective application of SFAS 123-R.

1. Reconciliation of non-GAAP measurements to GAAP

Net Income (GAAP)	$20,198	$21,813	$19,082
Amortization of core deposit intangible, net of tax	432	432	503

Tangible Net Income (A)	20,630	22,245	19,585

Average Equity (GAAP)	671,058	660,353	629,371
Average Core Deposit Intangible	17,323	17,992	20,155
Average Deferred Tax on CDI	(4,610)	(4,785)	(5,311)
Average Goodwill	216,038	216,103	216,136

Average Tangible Equity (B)	442,307	431,043	398,391

Return on Average Tangible Equity (A) / (B)	18.92%	20.47%	19.94%

Average Assets (GAAP)	6,430,410	6,418,971	6,068,272
Average Core Deposit Intangible	17,323	17,992	20,155
Average Deferred Tax on CDI	(4,610)	(4,785)	(5,311)
Average Goodwill	216,038	216,103	216,136

Average Tangible Assets (C)	6,201,659	6,189,661	5,837,292

Return on Average Tangible Assets (A) / (C)	1.35%	1.43%	1.36%

Efficiency Ratio: is computed by dividing total noninterest expense (less oreo expense, amortization expense, franchise tax and any nonrecurring items) by the sum of net interest income on a tax equivalent basis and total noninterest income (exclusive of gains and losses from bank investment securities, and nonrecurring items). The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency, e.g. ($46,400-$19-$665-$818) / ($61,724+$17,587) = 56.61%.

Tangible book value per share: is computed by subtracting goodwill and identified intangibles from equity, and dividing the resultant number by common shares outstanding, e.g. ($669,796-$16,991-$216,038) / 46,748= $9.34.

While the Company’s management uses non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results and financial condition, these measures should not be construed as a substitute for GAAP measures. Non-GAAP measures should be read and used in conjunction with the Company’s reported GAAP operating results and financial information.

2. The reserve for unfunded commitments is included in other liabilities on the accompanying consolidated balance sheet.